Exhibit 99.1

Commonwealth Bankshares, Inc.

403 Boush St

Norfolk, Virginia 23510

NEWS STORY FOR COMMONWEALTH BANKSHARES

Commonwealth Bankshares, Inc. (NASDAQ: CWBS) today announced a 46% increase in its 2003 third quarter net income:

Net income for the third quarter of 2003 was $835.0 thousand, an increase of 46.0% over the 2002 third quarter earnings of $571.8 thousand. For the nine months ending September 30, 2003, the Corporation achieved record earnings of $2.1 million, an increase of 90.9% compared to earnings of $1.1 million for the nine months ending September 30, 2002. Diluted earnings per share of $0.33 and $0.84 for the third quarter and year to date 2003 respectively rose 37.5% and 71.4% over the comparable periods in 2002.

Net interest income for the third quarter reached $2.8 million, up 21.7% over the third quarter of 2002. The increase was due primarily to a decline in interest on deposits when comparing the third quarter of 2003 to the comparable period of 2002. Net interest income for the nine months ending September 30, 2003 increased 36.7% or $2.2 million when compared to September 30, 2002.

Total assets as of September 30, 2003 grew to $276.6 million, up 9.2% over the $253.4 million reported a year earlier. Loans, net of the allowance for loan losses, rose to $243.1 million, a 14.8% increase over the $211.8 million reported for the quarter ended September 30, 2002.

Total shareholders’ equity increased $3.7 million, or 25.2% to $18.4 million at September 30, 2003 compared with $14.7 million at September 30, 2002. Book value per share equaled $9.98 for the quarter ended September 30, 2003 compared with $8.62 for the quarter ended September 30, 2002.

Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, “Despite a suppressed economy and increasing competition, Commonwealth Bankshares experienced continued loan growth, while maintaining good asset quality and increasing earnings for the third quarter of 2003.”

Commonwealth Bankshares, Inc. is the parent company of Bank of the Commonwealth, a full-service community bank headquartered in Norfolk, VA with nine branches serving the Hampton Roads Community. The Bank is also the parent company of BOC Insurance Agencies of Hampton Roads, Inc. and BOC Title of Hampton Roads, Inc.

10/22/2003

Contact: E.J. Woodard, Jr., CLBB, Chairman Of The Board, President, and Chief Executive Officer, P.O. Box 1177, Norfolk, Virginia 23501, Phone: (757) 446-6904,or ewoodard@bocmail.net Web Site: http://bankofthecommonwealth.com

This press release contains forward-looking statements. Words such as “anticipates,” “ believes,” “estimates,” “expects,” “intends,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.